Exhibit 10.10

OLD MILL BUILDING IV

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is dated as of the 2nd day of October, 2012 (the “Effective Date”), between, OLD MILL BUILDING IV, LLC, a Utah limited liability company (“Lessor”), and INSTRUCTURE, INC., a Delaware Corporation (“Lessee”).

WITNESSETH:

ARTICLE I

Section 1.1 Premises. Lessor hereby leases to Lessee; and Lessee leases from Lessor, upon the terms and Conditions of this Lease, those premises outlined on a floor plans attached hereto as Exhibit “A” and made part hereof (the “Premises”), and containing approximately 125,753 rentable and 106,572 usable square feet comprised of all of the 7th, 5th and 4th floors, and a portion of the 6th floor (11,968 rsf/10,143 usf of the 6th Floor) of the building known as Old Mill Corporate Center IV (the “Building”) located at 6330 South 3000 East, Salt Lake City, Utah 84121. The term “Property” shall refer to the Building and real property, the entire site, together with any and all appurtenances, rights, privileges and easements pertaining thereto including but not limited to the elevators, stairways, corridors, entranceways, rest rooms, walkways, roadways, driveway, loading docks, cafeteria, parking facilities and other similar or related facilities (collectively “Common Areas”) as may exist in and about the Building and Property.

Lessor and Lessee are aware and acknowledge that the foregoing area contains Lessee’s allocated share of the common area of the Building.

Section 1.2 Term. The term of this Lease (the “Term”) shall commence on March 1, 2013 (the “Commencement Date”), and shall expire at midnight on February 28, 2025 (the “Termination Date”).

ARTICLE II

Section 2.1 Possession.

A.	Lessor shall deliver possession of the all of the Premises on the date of this Lease. Landlord represents that as of the date of this Lease, all work to the Premises to be performed by Lessor pursuant to this Lease is complete. The parties intend for Lessee to be able to commence business operations: from the 7th and 6th Floors on March 1, 2013, from the 5th Floor on August 1, 2013, and from the 4th Floor on February 1, 2014. Nevertheless Lessee is aware and acknowledges that due to circumstances beyond the reasonable control of Lessor, Lessee may be unable to commence its business operations from such floors, by such dates, however, Lessor understands and agrees the Lessee needs all such floors for the operation of Lessee’s business. In the event Lessee is unable to commence its business operations on such floors by such dates, Lessor shall have no liability to Lessee for such delay or inability to so commence its business operations, unless due to Lessor’s failure to reasonably and timely review and approve Lessee’s plans and specifications for Lessee’s improvements to the Premises or Lessor’s unreasonable interference with the construction of such improvements, and in the event of such breach by Lessor, Base Rental shall be abated on a day for day basis for each day of delay caused by such breach by Lessor.

B.	Lessee may, in Lessee’s sole discretion, take possession of all of the Premises and may start the construction of any Lessee improvements and build out necessary on the Effective Date, however, Lessee shall not be required to take possession of all of the Premises on the Effective Date, it being agreed that Lessee shall have no obligation to take possession of the 7th and 6th Floors until March 1, 2013, the 5th Floor until August 1, 2013, and the 4th Floor until February 1, 2014.

C.	To the extent Lessor has not completed Lessor’s work required to be performed by Lessor pursuant to this Lease, the Base Rental and Additional Rental commencement dates set forth in Addendum “A” to this Lease shall be extended on a day-for-day basis for each day of delay caused by the incompletion of Lessor’s work, for that portion of the Premises wherein Lessor’s work is incomplete.

ARTICLE III

Section 3.1 Base Rental. Lessee agrees to pay Lessor or its property manager at 6322 South 3000 East, Suite #120 Salt Lake City, Utah 84121 or such other place as the Lessor may from time to time designate in a written notice delivered to Lessee, annual base rent for the time period and floors so specified in Addendum “A” to this Lease (the “Base Rental”). The Base Rental shall be payable in monthly installments, to be paid in advance, without demand, deduction or offset, on the first day of each and every calendar month during the term hereof as set forth in Addendum “A” to this Lease (the term “Due Date”, with respect to Base Rental and Estimated Additional Rent shall mean the first day of the calendar month, and the term “Due Date” for any other sum due and payable from Lessee shall be the date(s) specified for such sums in the other provisions of this Lease). Lessee’s obligation to pay Base Rental and Additional Rental shall, as to each floor (or portion thereof, with respect to the 6th Floor) constituting the Premise’s, commence on the respective dates set forth in Addendum “A” to this Lease (namely, March 1, 2013 for the 7th Floor, March 1, 2013 for the 6th Floor, August 1, 2013 for the 5th Floor, and February 1, 2014 for the 4th Floor), except that if Lessee elects, in Lessee’s sole discretion to commence business operations from any portion of the 7th and 6th Floors prior to March 1, 2013, or from any portion of the 5th Floor prior to August 1, 2013, or from any portion of the 4th Floor prior to February 1, 2014, Lessee shall not be obligated to pay Base Rental for any such portion of the Premises in which

LEASE – Instructure, Inc.

OLD MILL BUILDING IV, LLC

Lessee has commenced business operations (which Base Rental obligations shall not commence until the dates set forth in Addendum “A” to this Lease, but Lessee shall be obligated to pay a share of the Additional Rent corresponding to the rentable square feet in which Lessee has commenced business operations, determined by a fraction, the numerator of which is the total rentable square feet in which Lessee has commenced business operations, and denominator of which is the total rentable square feet contained in the Building. By way of clarification, if Lessee commences business operations from a portion of the 7th floor consisting of 500 rentable square feet prior to March 1, 2013, Lessee shall be responsible for .0021 percent of the Additional Rent for the Building for the time period commencing on the first date Lessee’s use of that space for Lessee’s business operations, and ending on March 1, 2013, and then on March 1, 2013, Lessee’s obligation for Base Rental and Additional Rent shall be at set forth in this Lease. The Base Rental is calculated on the agreed rate of $25.00 per RSF of the Premises.

Section 3.2 Late Charge and Interest. Lessee acknowledges that late payment by Lessee to Lessor of rent will cause Lessor to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges and late charges that may be imposed on Lessor by the terms of any note or loan agreement secured by the Premises. Therefore, if any installment of Base Rental or Estimated Additional Rent due from Lessee is not received by Lessor within five (5) days following the Due Date, or within thirty (30) days following the Due Date with respect to any other sum due and owing from Lessee under this Lease, Lessee shall pay to Lessor an additional sum of five percent (5%) of the overdue rent as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Lessor will incur by reason of late payment by Lessee. Acceptance of any late charge shall not constitute a waiver of Lessee’s default with respect to the overdue amount or prevent Lessor from exercising any of the other rights and remedies available to Lessor under this Lease.

Rent not paid when due also shall bear interest at the rate of twelve percent (12%) per annum from the Due Date until paid. Any late charge also shall bear interest at the rate set forth above, commencing five (5) days following the Due Date.

Section 3.3 Returned Checks. In the event check comes back due to insufficient funds, a service charge of $25 will be assessed to the Lessee.

Section 3.4 Security Deposit. Lessee, concurrently with the execution of this Lease, has deposited with Lessor the sum of $335,341.33 the receipt of which is hereby acknowledged, which sum shall be retained by Lessor for the faithful performance of the covenants of this Lease. If at any time Lessee shall be in default in any of the provisions of this Lease beyond any applicable notice and cure period, Lessor shall have the right to use the deposit, or so much thereof as may be necessary in payment of any rent in default, or in payment of any damages incurred by Lessor by reason of such default of Lessee, or in payment of any other sum due hereunder, or at Lessor’s option, the same may be retained by Lessor in liquidation of part of the damages suffered by Lessor by reason of the default. Lessee, shall within five (5) business days deposit with Lessor a sum equal to the portion of the security deposit expended or applied by Lessor as provided in this Section 3.4 as well as interest at the annual rate of twelve percent (12%) per annum from the date of withdrawal so as to maintain the security deposit in the sum initially deposited with Lessor, and to compensate Lessor for any losses it may incur. If Lessee is not in default beyond any applicable notice and cure period at the expiration or termination of this Lease, Lessor shall return the security deposit to Lessee.

ARTICLE IV

Section 4.1 Annual Base Rental Adjustments. Addendum “A” to this Lease incudes the schedule of the Base Rental payable during the term of this Lease. The parties have agreed to three percent (3%) annual increases in Annual Base Rental, and these three percent (3%) increases are reflected in the amounts set forth in Addendum “A” to this Lease (i.e. no adjustment to the Annual Base Rental amounts set forth in Addendum “A” are required as the annual three percent (3%) increases have already been applied to the Base Rental amounts set forth Addendum “A”.

Section 4.2 Additional Rent. Subject to Section 4.5 below, Lessee shall pay as Additional Rent, with written demand as set forth below and without setoff or deduction, its proportionate share of all costs, expenses and charges set out in Sections 4.3 through 4.5 below, to the extent incurred by Lessor for each lease year during the Term. Lessor estimates that the annual Basic Costs for all of the Premises will be approximately $7.00 per rentable square foot. When used in this Lease, the term “Lessee’s Proportionate Share” shall mean a fraction, the numerator of which is the total rentable square footage of the Premises, namely, 125,753 (provided, however, for the time period commencing March 1, 2013 and ending July 31, 2013, the numerator shall be 50,031, and for the time period commencing August 1, 2013 and ending January 31, 2014, the numerator shall be 87,892), and the denominator of which is the total rentable square footage of the Building (233,096 rentable square feet). Lessee is aware and acknowledges that Lessee’s Proportionate Share may change from time to time if the total rentable square footage of the Building adjusted due to modifications to the Building or re-measurement of the Building.

Section 4.3 Definitions. For purposes of this Article IV and the Lease in general, the following words and phrases shall have the meanings set forth below:

A.

“Basic Costs” shall mean, and be limited to, the following: all costs of managing, operating, insuring, maintaining, repairing, renewing, and replacing the Property, including, without limitation, all costs, expenditures, fees and charges for: (a) operation, maintenance and repair of the Property (including,

LEASE – Instructure, Inc.

OLD MILL BUILDING IV, LLC

without limitation, maintenance, repair, renewal, and replacement of glass, the roof covering or membrane, and landscaping; (b) utilities and services (including telecommunications facilities and equipment, recycling programs and trash removal), and associated supplies and materials; (c) compensation (including employment taxes and fringe benefits) for persons who perform duties in connection with the maintenance and repair of the Building; (d) licenses, permits and inspections; (e) complying with the requirements of any Laws; (f) amortization of Capital Improvements over the useful life, limited to the amortization that falls within the Term of this Lease (it being agreed that Lessee shall have no liability for any such amortization for any period of time outside of the Term of this Lease), with interest on the unamortized balance at the rate paid by Lessor on funds borrowed to finance such Capital Improvements, over such useful life as Lessor shall reasonably determine; (g) a management fee equal to four percent (4%) of the Base Rental and Additional Rental in each applicable lease year to compensate Lessor for the management of the Building and Property and the performance of its services and duties under this Lease; (h) accounting, legal and other professional services incurred in connection with the operation of the Property and the calculation of Basic Costs and Taxes; (i) contesting the validity or applicability of any Laws that may affect the Property; (j) the Building’s share of any shared or common area maintenance fees and expenses; (k) costs incurred by Lessor for use of the Old Mill Corporate Center Parking Terrace and other parking areas on the Old Mill Corporate Center Campus; (I) Taxes on the Property and insurance, including but not limited to insurance on the Building and Property, liability, hazard, fire, theft, or earthquake; and (m) any other expense or charge, which in accordance with generally accepted property management practices would be considered an expense of managing, operating, maintaining, repairing and replacing the Property, the Building systems, and the components thereof; excluding, however, any Basic Costs Exclusions. The above enumeration of services and facilities shall not be deemed to impose an obligation on Lessor to make available or provide such services or facilities except to the extent if any that Lessor has specifically agreed elsewhere in this Lease to make the same available or provide the same.

“Basic Costs Exclusions” mean: (1) Capital Improvements (except as otherwise provided in the definition of Basic Costs” above), provided that any capital expenditure otherwise includable in Basic Costs shall not be wholly included in the year incurred and instead shall be amortized over its reasonably anticipated useful life and only annual amortization thereof shall be included in Basic Costs during each year of such useful life, it being agreed that the cost of Capital Improvements for the useful life exceeding the Term shall be Basic Costs Exclusions; (2) except for the management fee referenced in the definition of “Basic Costs,” any fees, costs or expenses relating to management, administration or supervision of all or any part of the Project (including, without limitation, individual compensation or other expenses with respect to officers, executives or on or off site management or administrative personnel of Lessor, or third parties engaged by Lessor to provide such services, or any other costs or expenses relating to administrative, bookkeeping, accounting, management or similar services or functions with respect to the Project); (3) rent or other amounts payable under any ground lease or master lease, or interest, amortization or other repayment of indebtedness or costs, fees, points or other expenses in connection with any financing or refinancing of all or any part of the Property, or interest and principal payments on loans or indebtedness secured by the Building or Property, or payments of principal, interest and other costs relating to mortgages or deeds of trust or any other debt for borrowed money; (4) cost of correcting defects in the initial design or construction of the Building or Property or any expansion thereof, or any repairs resulting from inferior or deficient workmanship; (5) costs of correcting any non-compliance of the Building or Property or any part thereof with applicable laws existing as of the date of this Lease, including costs, fines or penalties incurred due to Lessors violation of any Law; (6) cost for which Lessor is reimbursed, receives a credit or is otherwise compensated (other than Lessee reimbursements for Basic Costs); (7) costs of repair or restoration required due to casualty damage or condemnation; (8) intentionally omitted; (9) advertising, marketing or promotional expenses; (10) interest or penalties incurred as a result of Lessor’s failure to pay any bill as it shall become due (unless resulting from Lessee’s failure to timely pay any such charge to Lessor) or costs resulting from the negligence or willful misconduct of Lessor or the the Lessor Parties; (11) costs of leasing any item which if purchased, rather than leased, would be excluded from Basic Costs pursuant hereto; (12) any amount paid to any corporation or other entity related to Lessor or to the managing agent of Lessor which is in excess of the amount which would have been paid in the absence of such relationship; (13) costs related to the operation of Lessor as an entity rather than the operating of the Property (including, without limitation, costs of formation of the entity, internal accounting, legal matters and/or preparation of tax returns) or costs associated with marketing, leasing or selling the Property, the Building or any portion thereof, or any interest therein, or converting the Property to a different form of ownership; (14) leasing commissions, attorneys’ fees and other expenses (including advertising) incurred in connection with leasing, subleasing, renovating, or improving space for tenants or other occupants or prospective tenants or occupants of the Building or development of other properties, or costs (including, without permit, license, and inspection fees) incurred in renovating or otherwise improving or decorating, painting or redecorating space for tenants or other occupants or vacant space, attorneys’ fees and other expenses incurred in connection with the enforcement of leases; (15) costs of any services sold to tenants or other occupants for which Lessor is entitled to be reimbursed by such tenants or other occupants as an additional charge or rental over and above the basic rent and escalations payable under the lease with such tenant or other occupant (including, without limitation, wages and other expenses); (16) any depreciation or amortization of the Building or other improvements within the Property; (17) expenses in connection with goods or services provided to other tenants’ premises when, as to the Premises, Lessee is required under this Lease to separately pay for or provide such goods or services, such as (by way of illustration and not in limitation) costs of maintaining the HVAC system serving other tenants’ premises (if Lessee is maintaining the HVAC system serving the Premises at Lessee’s expense); (18) repairs and/or maintenance of any sign which does not include

LEASE – Instructure, Inc.

OLD MILL BUILDING IV, LLC

any Lessee signage but does include signage of other tenants or occupants of the Building; (19) costs of leasehold improvements for other tenants of the Building; and (20) costs of services or other benefits of a type which are not available to Lessee but which are available to other tenants or occupants, and costs for which Lessor is reimbursed by other tenants of the Building other than through payment of tenants’ shares of increases in Basic Costs and Taxes.

“Capital Improvements” mean improvements to the Building or the Property (excluding any maintenance, repairs, replacements of components of Building Systems, and any improvements that cost less than $25,000) that are required to be capitalized in accordance with generally accepted accounting principles (GAAP).

“Taxes” mean, except to the extent included in Taxes Exclusions: all real property taxes and general, special or district assessments or other governmental impositions, of whatever kind, nature or origin, imposed on or by reason of the ownership or use of the Property; governmental charges, fees or assessments for transit or traffic mitigation (including area-wide traffic improvement assessments and transportation system management fees), housing, police, fire or other governmental service or purported benefits to the Property; personal property taxes assessed on the personal property of Lessor used in the operation of the Property; service payments in lieu of or in substitution for existing or additional real or personal property taxes on the Property or the personal property described above; any increases in the foregoing caused by changes in assessed valuation, tax rate or other factors or circumstances; and the reasonable cost of contesting by appropriate proceedings the amount or validity of any taxes, assessments or charges described above.

“Taxes Exclusions” shall mean: (a) any capital levy or corporate franchise tax levy imposed upon Lessor, (b) any estate, inheritance, succession, or transfer tax upon the passing of Lessor’s interest in the Leased Premises, (c) any income tax, gift tax, profits tax, excise tax or similar tax or charge that may be payable or chargeable to Lessor under any present or future law of the United States or State of Utah or imposed by any political or taxing subdivision thereof, (d) any late penalties arising for reasons other than Lessee’s delinquency, (e) any special assessments for capital improvements or bonds which are incorporated into the Property itself, (f) any taxes, fees or costs assessed or contractually arranged by or on behalf of Lessor as a condition for or in connection with the right or privilege of development of the Property, including all known and unknown impact fees, building permit fees or other governmental fees, special assessment district taxes or assessments, or assessments or charges that are incurred or levied as a result of the development or expansion of the Property, or in connection with any major change in the Property, such as adding or deleting space and parking garages.

Basic Costs shall not include those costs identified in “Direct Costs” as defined in Section 4.3 (B).

B.	“Direct Costs” shall mean all actual costs and expenses incurred by Lessor in connection with any unique or Lessee specific services requested by Lessee and which Lessor has agreed in writing to provide in connection with the Premises. In the event a utility is not separately metered, Lessor reserves the right to charge Lessee directly for such utility services provided to the Premises. In the event the parties have not agreed upon the amount to be paid by Lessee for utility services, Lessor reserves the right to reasonably allocate to Lessee the cost thereof as determined by an independent expert selected by Lessor. Lessor also reserves the right to require Lessee to install a meter for the purpose of determining the amount of utility services used by Lessee. Lessor reserves the right to require Lessee to pay its Direct Costs on a monthly basis.

C.	“Estimated Costs” shall mean Lessor’s written, reasonable estimation with respect to the estimated amount of Lessee’s Direct Costs and Lessee’s Proportionate Share of Basic Costs, excluding the costs of HVAC and/or electricity or other utility provided to Lessee’s Premises, if separately billed.

D.	Intentionally Omitted.

Section 4.4 Report of Basic Costs and Statement of Estimated Costs. After the expiration of each calendar year occurring during the term of this Lease, Lessor shall furnish Lessee with a written statement of Lessee’s Proportionate Share of Basic Costs and Lessee’s Direct Costs occurring during the previous calendar year, and such statement shall include all reasonable supporting documentation to support such statement of costs incurred by Lessor, including by way of example but without limitation, copies of the invoices from the taxing authority, insurance provider, utility providers and other service providers. The written statement shall specify the amount by which Lessee’s Direct Costs and Lessee’s Proportionate Share of Basic Costs exceed or are less than the amounts paid by Lessee during the previous calendar year pursuant to Section 4.5 (A) below. Any partial years or months shall be prorated.

Section 4.5 Payment of Additional Rent. Lessee shall pay as additional rent (“Additional Rent”) Lessee’s Direct Costs and Lessee’s Proportionate Share of Basic Costs. The Additional Rent shall be paid as follows:

A.	Lessor shall provide Lessee with a written invoice of the Estimated Costs. Lessee shall, with each monthly payment of Base Rental due pursuant to Section 3.1 above, pay to Lessor, without offset or deduction, one-twelfth (1/12th) of the Estimated Costs as defined in Section 4.3 (C).

B.

Within thirty (30) days after delivery of the written statement referred to in Section 4.4 above, Lessee shall pay to Lessor the amount by which Lessee’s Direct Costs and Lessee’s Proportionate Share of

LEASE – Instructure, Inc.

OLD MILL BUILDING IV, LLC

Basic Costs, as specified in such written statement, exceed the aggregate of Estimated Costs and Direct Costs actually paid by Lessee for the year at issue. Lessee shall have the right to audit Lessor’s books upon sixty (60) days notice. Lessee shall pay costs associated with the audit unless Lessee finds that Lessor has overstated expenses by more than five percent (5%), in which case, Lessor will pay audit charges. Payments due and owing by Lessee, or credits due and owing to Lessee, shall be made pursuant to this Section 4.5 (B) notwithstanding that a statement pursuant to Section 4.4 is furnished to Lessee after the expiration of the Term of this Lease.

C.	If the annual statement of costs indicates that the Estimated Costs paid by Lessee for any year exceed Lessee’s actual Direct Costs and Lessee’s Proportionate Share of Basic Costs for the same year, Lessor, at its election, shall either (i) promptly pay the amount of such excess to Lessee, or (ii) apply such excess against the next installment of Base Rental or Additional Rent due hereunder. Notice of such intent shall be delivered to Lessee not less than 15 days prior to the next installment of basic annual or Additional Rent:

Section 4.6 Resolution of Disagreement. Every statement given by Lessor pursuant to Section 4.4 shall be conclusive and binding upon Lessee unless within sixty (60) days after the receipt of such statement Lessee shall notify Lessor that it disputes the correctness thereof, specifying the particular respects in which the statement is claimed to be incorrect. If such dispute shall not have been settled by agreement, the parties hereto shall submit the dispute to mediation within one hundred twenty (120) days after delivery of the statement, Lessee shall pay the amount due according to Lessor’s Statement, and such payment shall be without prejudice to Lessees position. Mediation shall be conducted in Salt Lake City in accordance with the Commercial Mediation Rules of the American Arbitration Association. If the dispute shall be determined in Lessee’s favor, Lessor shall forthwith pay Lessee the amount of Lessee’s overpayment of rents resulting from compliance with Lessor’s statement, including interest on disputed amounts at twelve percent (12%) per annum. Lessor agrees to grant Lessee reasonable access to Lessor’s books and records for the purpose of verifying operating expenses, and costs incurred by Lessor.

Section 4.7 Limitations. Nothing contained in this Part IV shall be construed at any time so as to reduce the monthly installments of Base Rental payable hereunder below the amount set forth in Addendum “A” to this Lease.

Should Lessee vacate the premises prior to statements being sent, Lessee shall provide Lessor with a mailing address of both business and personal residence in order to forward said statement. Lessee shall be held responsible for the reimbursement to Lessor for all additional rents incurred during the period of occupancy, and Lessor shall be held responsible for any credits due and owing to Lessee, to the extent related to the period of Lessee’s occupancy, as and to the extent applicable. All terms and conditions outlined within this section shall apply should Lessee vacate the premises.

ARTICLE V

Section 5.1 Use. Lessee shall be entitled to utilize the Premises for general office purposes and uses incidental thereto. For purposes of clarification, this limitation will not prohibit Lessee or its employees from utilizing the Premises for employee amenities, such as cafeteria use, and other potential amenities, such as pools, rock climbing walls and other such amenities as may be permitted pursuant to and in compliance with the terms and conditions set forth in this Lease.

Section 5.2 Building Rides. Attached hereto as Exhibit C are the rules and regulations relating to the Premises and the entire Property of which the Premises are a part. Lessor shall have the right, at any time or times hereafter, to adopt other or additional commercially reasonable, non-discriminatory rules and regulations, and to rescind or amend all or any of the attached rules and regulations or of amendments to any of the rules and regulations. Provided that Lessor has provided written notice to Lessee of such rules, Lessee shall faithfully observe and strictly comply with and abide by all such rules and regulations from time to time in force and shall cause Lessee’ employees, guests and invitees to observe and comply with the same. Notwithstanding the above, in case of conflict with Building Rules and the articles and provisions agreed to in the body of the lease (for example section 10.2 allows for cars to be left overnight in certain circumstance), the terms and provisions of in the body of the lease will govern.

A.	Section VIII of Building Rules states that, in compliance with the Utah Clean Air Act, smoking in the Building is prohibited.

Section 5.3 Use Prohibited. Lessee shall not do or permit anything to be done in or about the Premises nor bring or keep anything therein which will in any way increase the rate of or affect any fire or other insurance upon the Building or any of its contents, or cause a cancellation or any insurance policy covering said Building or contents. Lessee shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other Lessees or occupants of the Building or injure them, or use or allow the Premises to be used for any immoral, or unlawful purpose, nor shall Lessee cause, maintain or permit any nuisance in, or about the Premises. No loud speakers or other similar device, system or apparatus which can be heard or experienced outside the Premises shall, without the prior written approval of Lessor, be used in or at the Premises. Lessee shall not commit or suffer to be committed any waste in or upon the Premises. The provisions of this Section 5.3 are for the benefit of Lessor only and are not nor shall they be construed to be for the benefit of any Lessee or occupant of the Building.

LEASE – Instructure, Inc.

OLD MILL BUILDING IV, LLC

ARTICLE VI

Section 6.1 Utilities. Lessee shall have the right to utilize the Premises 24 hours a day, 7 days per week. Lessor agrees to furnish reasonable amounts of heat and air conditioning during generally recognized business hours and during the usual and appropriate season, and to furnish electricity and water in reasonable amounts. The phrase “generally recognized business hours” means Monday through Friday from 7:00 a.m. to 6:00 p.m. and Saturday from 7:00 am. to 1:00 p.m. only. At Lessee’s request and upon Lessor’s approval, Lessor shall furnish heat and air conditioning services at other times as requested by Lessee, provided that Lessee shall pay the cost of $10.00 per hour for HVAC and $5.00 per hour for overhead lighting, notwithstanding the fact that such service may also benefit portions of the Building other than the Premises. Lessor may adjust such hourly rate from time to time to reflect increases in the cost of furnishing such services. Lessor shall not be liable for any loss or damage caused by or resulting from any variation, interruption or failure of such services due to any cause other than the gross negligence or willful misconduct of Lessor; and no temporary interruption or failure of such services incident to the making of repairs, alterations or improvements or due to accidents or strikes or conditions or events not under Lessors control shall be deemed as an eviction of Lessee or relieve Lessee from any of Lessee’s obligations hereunder. If there are separate utility meters for the Premises, Lessee will pay all costs associated with said utility meters, except installation costs, for which Lessor shall pay. If there are not separate utility meters, Lessee will pay Lessee’s Proportionate Share of the applicable utility costs.

Section 6.2 Excess Consumption of Utilities. Lessee must have prior written consent of the Lessor to add any equipment to, or in any other way make use of, the Premises which may cause or result in a larger than normal use of heat, air conditioning, electricity, gas, water, sewer, refuse removal or other services. Lessor may condition its consent to the installation of such equipment on Lessee’s payment of the cost of installing a separate electronic meter for the Premises or, in the alternative; Lessor may assess the estimated additional expenses to Lessee. Lessee shall pay said amount at the same time it pays its monthly rental installment. If at any time Lessor believes that Lessee’s use of heat, air conditioning, electricity, gas, water, sewer, refuse removal or other services exceeds a reasonable amount, Lessor may require Lessee to pay the cost of installing a separate meter or other device for the Premises or, in the alternative, Lessor may assess the estimated additional expenses to Lessee.

Section 6.3 Janitorial and Other Services. Lessor agrees to supply janitorial service for all interior and exterior common areas as specified in Exhibit B attached hereto. Lessor shall provide janitorial service for the interior portion of the Premises. If Lessee requires janitorial services above and beyond services required for a standard, 40-hour-work-week, Lessee shall be responsible for all associated additional costs.

A.	Janitorial service includes vacuuming and dumping of trash cans.

B.	Lessee shall be responsible for carpet cleaning, blind cleaning, and, when applicable, stripping and waxing of floors.

C.	Lessor shall be responsible for all repairs to the basic plumbing, heating, air conditioning and electrical systems.

D.	Lessor shall be responsible for the purchase, replacement, and installation of all light bulbs within leased premises.

E.	To the extent caused by the negligence or willful destruction by Lessee or Lessee’s clients, Lessee shall be responsible for plumbing and electrical repairs, the replacement of carpets, draperies, wall coverings, floor tile, light fixtures and related attachments, and any other hardware items within the Premises.

F.	Lessee further agrees that any redecorating done during the term of this Lease shall be at the expense of Lessee.

ARTICLE VII

Section 7.1 Right of Entry. Lessor shall have the right of access to the Premises at all reasonable times for the purposes of, including, without limitation, inspecting, cleaning and repairing the same, or to exhibit the Premises at any time before the expiration of this Lease.

Section 7.2 Maintenance and Repair. Except for the janitorial services to be performed by Lessor as more particularly described in this Lease, Lessee shall maintain and repair the interior of the Premises in good condition and repair, ordinary wear and tear excepted. Except for ordinary wear and tear, Lessee shall not damage or destroy the Premises. In the event Lessee shall fail to comply with its obligations hereunder within thirty (30) days of receipt of written notice from Lessor, Lessor shall have the right to enter onto the Premises and effect such repair and maintenance and charge the costs thereof to Lessee together with twelve percent (12%) interest per annum on the costs so expended, said amounts to be considered as additional rent hereunder. Except for those items to be maintained by Lessee pursuant to this Section 7.2, Lessor shall maintain, repair and as needed, replace all other portions of the Building and Property, in good condition and repair, commensurate with a “Class A” office building.

LEASE – Instructure, Inc.

OLD MILL BUILDING IV, LLC

Section 7.3 Improvements. Lessee hereby accepts the Premises in its present condition without any obligation upon Lessor to make any repairs or restoration thereto except as specifically provided in this Lease, including Addendum “A” and Addendum “B” (which items have been completed by Lessor at Lessor’s sole cost and expense as of the Effective Date) attached hereto and made a part hereof. It is further agreed that this Lease is made by Lessor and accepted by Lessee under the distinct understanding and agreement that Lessor shall have the right and privilege to make and build additions to the Building as it may deem wise and advisable without any liability to Lessee therefore, provided such additions do not materially and adversely interfere with Lessee’s business operations from the Premises.

A.	Lessee shall not make any alterations, additions or improvements in or to the Premises without first obtaining the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed. Lessee hereby waives all rights to make repairs at the expense of Lessor as provided by any law or statute or ordinance now or hereafter in effect. Notwithstanding any provision of this Section 7.3A to the contrary, Lessee may, without Lessor’s consent, make interior, non-structural, cosmetic alterations aggregating less than $25,000 in cost each calendar year during the Term, provided that Lessee uses first class materials, such work is performed in a good and workmanlike manner, no walls, doors or windows are moved, and no building systems such as HVAC distribution, electrical distribution or fire protection are affected. Lessor shall timely process and review Lessee’s plans for Lessee’s alterations, additions and improvements in order to allow the timely construction of such items and allow Lessee to commence its business operations from the Premises by the dates specified in Section 3.1. In the event Lessee submits plans for alterations, additions or improvements which are not typically associated with business offices, such atypical items are referred to as “Extraordinary Lessee Improvements”. Lessor may condition its approval of Extraordinary Lessee Improvements on Lessee’s agreement to reimburse Lessor to remove the Extraordinary Lessee Improvements at the expiration or earlier termination of this Lease. The estimated removal cost shall be mutually agreed upon as part of Lessor’s approval of the plans and specifications for such Extraordinary Lessee Improvements. Lessor hereby agrees that a fitness center, polished concrete floors, open ceilings and other modern finishes inside the Premises are acceptable. Lessor further agrees that Extraordinary Lessee improvements (including, but not limited to pool, slide between floors, raised floors, rock climbing walls and cafeteria) are acceptable to Lessor so long as (a) they do not negatively affect the appearance of the Building from the outside or damage the exterior of the Building, (b) they are safely within the engineered tolerances of the Building in the judgment of the Building’s structural engineer, (c) they are engineered to the same standards as the Building, (d) they are built in accordance with all applicable laws, ordinances and building codes, (e) their use is fully insured by Lessee, and (f) both parties agree upon estimated removal costs and possible deposits to return the Building to its current condition in accordance with the process outlined above.

B.	All alterations, additions or improvements to the Premises, installed at the expense of Lessor or Lessee, except movable office furniture, Lessee’s trade fixtures and equipment, shall become the property of Lessor upon the installation thereof unless otherwise agreed to by both parties, and shall be surrendered with the Premises at the expiration or termination of this Lease.

Section 7.4 Liens. Lessee shall not permit any mechanics’, materialmen’s or other liens arising out of work performed by Lessee or on Lessee’s behalf, to be filed against the property, the Building, or the Premises, nor against Lessee’s leasehold interest in the Premises. Lessor shall have the right at all reasonable times to post and keep posted on the Premises any notices which it deems necessary for protection from such liens. If any such liens are so filed, Lessor may, upon thirty (30) days written notice to Lessee, without waiving its rights based on such breach by Lessee and without releasing Lessee from any obligations, pay and satisfy the same, and in such event the sums so paid by Lessor, with interest at the rate of twelve percent (12%) per annum from the date of payment, shall be due and payable by Lessee at once without notice or demand.

Section 7.5 Taxes. In addition to the Taxes included in Basic Costs, Lessee agrees to pay, before delinquency, any and all taxes levied or assessed and which become payable during the Term hereof upon Lessee’s equipment, furniture, fixtures, and other personal property located in the Premises, including carpeting installed by Lessee even though said carpeting has become a part of the Premises. In the event said taxes are charged to or paid or payable to Lessor, Lessee shall reimburse Lessor for all of such taxes paid by Lessor within five (5) business days following Lessee’s receipt of Lessor’s written notice of such taxes. Any taxes paid by Lessor on behalf of Lessee shall bear interest at the annual rate of twelve percent (12%) per annum from the date of payment by Lessor thereof.

ARTICLE VIII

Section 8.1 Damage or Destruction. If the Premises or the Building shall be damaged by fire or other casualty, the damage (exclusive of any improvements or other changes made to the Premises and paid for by Lessee), shall be repaired by and at the expense of Lessor to as near condition which existed immediately prior to such damage or destruction as reasonably possible; provided, however, that if as a result of damage by fire or other casualty more than fifty percent (50%) of the net rental area of the Building is rendered untenantable, then and in such event either Lessor or Lessee shall have the right and option (exercised, if at all, by giving written notice to the other party within thirty (30) days of such destruction or casualty) to terminate this Lease as of the date of such casualty. Subject to the foregoing; the Lessor shall commence such repair within sixty (60) days after such casualty and shall complete the same within a reasonable time thereafter, subject to acts of God, strikes and other occurrence not within the control of Lessor. In the event Lessor fails to commence such repair or restoration within such period or shall fail to prosecute such repair and restoration in a timely manner, then Lessee shall have the right

LEASE – Instructure, Inc.

OLD MILL BUILDING IV, LLC

and option (exercised, if at all, by giving written notice within fifteen (15) days of such failure) to terminate this Lease. In the event this Lease is terminated for any of the reasons aforesaid, any rents or other payments shall be prorated as of the effective date of such termination and proportionately refunded to the Lessee or paid to Lessor as the case may be. During any period in time, which the Premises or any portion thereof is rendered untenantable by fire or other casualty, the rent shall abate proportionately to the area rendered untenantabie for the period of time during which this condition exists.

Section 8.2 Eminent Domain. If all or any part of the Premises are taken by any public or quasi-public authority under the power of eminent domain, or conveyed to such authority in lieu of such condemnation, then either party, at its option, shall have the right to terminate this Lease as of the day possession shall be taken by such authority. lf, as a result of any such taking, or conveyance in lieu of condemnation, more than fifty percent (50%) of the net rentable area of the Building is rendered untenantable, then the Lessor shall have the right and option (exercised, if at all, by giving written notice within thirty (30) days of such taking or conveyance) to terminate this Lease as of the date of such taking or conveyance.

If all or any part of the Building in which the Premises are located shall be taken by any such authority, or conveyed in lieu of condemnation, then Lessor shall have the right and option to terminate this Lease. In the event this Lease is terminated for any of the reasons aforesaid, any rents or other payments shall be prorated as of the effective date of such termination and proportionately refunded to the Lessee or paid to the Lessor as the case may be, and Lessee shall have no claim against Lessor for the value of any unexpired term of the Lease. All damages awarded for such taking under the power of eminent domain, or conveyance in, lieu thereof, shall belong to and be the property of Lessor irrespective of the basis upon which they were awarded; provided, however, that Lessee shell be entitled to receive any damages specifically awarded for its share of moving expenses.

ARTICLE IX

Section 9.1 Multiple Parties Lessee. if there is or comes to be more than one party that constitutes Lessee hereunder (a) their obligations shall be joint and several; and (b) any notice required or permitted to be given to Lessee may be given by or to any one of such parties and shall have the same force and effect as if given by or to all on such parties.

Section 9.2 Subleasing and Assignment. Lessee may not assign, mortgage, pledge, hypothecate, or encumber this Lease or sublet the Premises or any part thereof, nor allow any other person (the agents and servants of Lessee excepted) to occupy or use the Premises, or any part thereof, or any right or privilege appurtenant thereto, without first obtaining Lessor’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, if Lessor consents to one or more assignments of this Lease or consents to the subletting from time to time of the Premises or parts thereof, Lessee shall nevertheless remain liable for its performance of this Lease on its part of be performed, including the payment of the rentals and other charges assumed by Lessee hereunder. Lessor understands and agrees that Lessee may request the Lessor to consent to Lessee’s proposed subleasing or assignment, and with respect to subleasing, Lessee may request Lessor to permit Lessee to sublease portions of the Premises and to divide existing floors, and that Lessor will not withhold its consent on the basis that Lessor objects to assignment or subleasing in general, or object to the division of the Premises into multiple or smaller spaces (except that Lessor may object if the proposed subleasing or assignment will require that any floor of the Premises be divided into more than four (4) separate premises), rather, Lessor must have other reasonable grounds for its disapproval of such request. Lessee agrees to reimburse Lessor for any reasonable direct costs incurred, if any, by Lessor in connection with Lessee’s request to assign its interest under this Lease, including but not limited to reasonable attorney’s fees. Notwithstanding any provision of this Section 9.2 or Section 9.3 to the contrary, and notwithstanding anything to the contrary contained in this Lease, Lessee shall have the right, without the consent of Lessor, to assign or otherwise transfer this Lease or sublet the Premises to a corporation, person or other entity which: (i) is Lessee’s parent or affiliate; (ii) is a wholly-owned subsidiary of Lessee; (iii) is a corporation, person or other entity of which Lessee, Lessee’s parent or an affiliate of Lessee owns a majority of the capital stock or a controlling ownership interest; (iv) as a result of a consolidation, merger, reorganization or other transaction with Lessee or Lessee’s parent shall own all the capital stock of Lessee or Lessee’s parent; (v) as a result of a change of the domicile of Lessee or the reincorporation of Lessee in another jurisdiction; or (vi) acquires or is acquiring all or substantially all of the assets of Lessee or Lessee’s parent. Notwithstanding the foregoing, the permitted assignments described in subsections (i) through (vi) above, shall be conditioned upon the following: (a) Lessee shall not be in default under the Lease beyond any applicable cure period on the effective date of the assignment or sublease; (b) on or before the effective date of the assignment or sublease Lessee shall notify Lessor in writing of the effective date of the assignment or sublease, the facts placing such assignment or sublease within the provisions of this paragraph, and any changes in the address for billings and legal notices sent to Lessee, the assignee or sublessee. Upon Lessor’s request, Lessee and any such permitted transferee shall execute and deliver to Lessor any and all documentation reasonably required by Lessor in order to confirm Lessee’s continued liability, the post-transaction ownership structure and the permitted transferee’s relationship to Lessee, and Lessee hereunder shall continue to be obligated under this Lease. Any assignment or subletting shall be subject to the following conditions: (y) Lessee shall remain fully liable during the unexpired Term of this Lease; and (z) any such assignment or subletting shall be subject to all of the terms, covenants and conditions of this Lease

Section 9.3 Subletting. Notwithstanding anything in Section 9.1 above to the contrary, in the event at any time during the term of this Lease, Lessee desires to sublet the Premises, Lessee shall notify Lessor in writing not less than sixty (60) days in advance of the proposed sublease date, designating the identity of the prospective sublessee and the terms of the proposed sublease. Lessor shall be allowed thirty (30)

LEASE – Instructure, Inc.

OLD MILL BUILDING IV, LLC

days after receipt of Lessee’s notice within which to approve the proposed sublease. Lessor reserves the prior right and option to require the Lessee to sublet the Premises to a sublessee approved by Lessor at the same rent as Lessee is required to pay to Lessor under this Lease; provided, however, should Lessee choose to sublease the Premises at a reduced rate, Lessee shall continue to pay to Lessor the full amount due. In the event Lessor approves the sublease identified in Lessee’s notice, all of the provisions of Section 9.1 above respecting subletting shall continue to be in full force and effect; and nothing contained in this Section 9.3 shall be construed as a waiver by Lessor of any of its rights under Section 9.1 above. In the event Lessor approves a sublease, the sublessee may not subsequently sublease the Premises or any part thereof or assign its rights under the sublease to any other party. Lessee agrees to reimburse Lessor for any reasonable direct costs incurred by Lessor in connection with Lessee’s request to sublease the Premises, including but not limited to reasonable attorney’s fees. To the extent Lessor approves a sublease, any rent paid by the sublessee that is in excess of the amount that would otherwise be due and owing from Lessee for such sublease space under the terms of this Lease, such excess amount shall be paid by Lessee to Lessor.

ARTICLE X

Section 10.1 Signs. Lessee shall not place or maintain or permit to be placed or maintained any signs for advertising of any kind whatsoever on the exterior of the Building or on any exterior windows in the Building or elsewhere within the Premises so as to be visible from the exterior of the Building, or on the interior walls, including doorways of the Premises, so as to be visible from the public hallways or other public areas of the Building, except such numerals and lettering on doorways as may be approved and permitted by Lessor in writing.

Section 10.2 Parking. For purposes of this Lease, the term “parking facilities” shall include the Old Mill Corporate Center Parking Terrace and any and all other parking areas that may be designated for use by Lessees of the Building. Lessee shall at all times have the right to use not less than four parking stalls per 1,000 usable square feet in the parking facilities at such locations as Lessor shall designate. In the event Lessee regularly uses more parking spaces, Lessor shall have the right to charge Lessee for such excess use at the rates specified below. Lessor shall have the sole and exclusive right to designate the location of such parking spaces, and, from time to time in its discretion, to redesignate the location of such parking spaces available for the use of Lessee, its employees, its agents, officers and customers. The parking facilities shall at all times be under the exclusive control and management of Lessor, and Lessor shall have the right from time to time to establish, modify and enforce rules and regulations with respect to such parking facilities, including without limitation the right to issue parking permits. The parking facilities may not be used to store vehicles or to work on vehicles. No vehicle shall be parked in the parking facilities for more than four (4) consecutive days without prior approval from Lessor, which approval may be verbally provided Lessor by Lessor’s on-site or off-site management. Lessee agrees to assume responsibility for compliance by its employees with the parking provisions contained herein. If Lessee or its employees park in other than such designated parking areas, Lessor may charge Lessee, as additional rent, Ten Dollars ($10.00) per day for each day or partial day each such vehicle is parked in any part of the parking facilities, or in a fire lane or handicapped area. Any vehicles parked in the parking facilities in breach of these terms may be towed away at Lessee’s expense. Lessee releases, indemnifies and holds harmless. Lessor and Lessor’s officers, employees and agents from any claims arising from or relating to such towing of vehicles including any consequential damages or loss of property of loss of the use of the vehicle or other property. The right to tow a vehicle is in addition to Lessor’s rights under the Lease for default or breach of any of the terms hereof.

Lessee reserves the right to designate a reasonable number of parking spaces for Lessee visitors (but no more than 10) on the 4th floor and Lessor shall install appropriate signage, provided the cost of such signage shall be included in Additional Rent during the year in which the signage is installed.

Lessee shall not use the parking areas for any use other than parking and ingress and egress. Lessee shall not obstruct the parking areas, sidewalks, landscaped areas, paved areas, parking facilities or driveways.

ARTICLE XI

Section 11.1 Breach or Default. Lessee shall have breached this Lease and shall be considered in default hereunder if (a) Lessee files a petition in bankruptcy or insolvency or for reorganization under any bankruptcy act, or makes an assignment for the benefit of creditors; (b) involuntary proceedings are instituted against Lessee under any bankruptcy act; (c) Lessee assigns this Lease for the benefit of creditors; (d) Lessee fails to pay: (i) Base Rental within five (5) days after Lessee’s receipt of Lessor’s written notice of delinquency thereof, or (ii) any Additional Rent or other sum due and payable by Lessee under this Lease within ten (10) days after Lessee’s receipt of Lessor’s written notice of delinquency thereof; or (e) Lessee fails to perform or comply with any of the covenants or conditions of this Lease and such failure continues for a period of thirty (30) days after receipt of notice thereof from Lessor or if such default cannot be cured within that time, then such additional time as may be necessary to cure such default.

Section 11.2 Effect of Breach or Default. In the event of a breach of this Lease as set forth in Section 11.1 above, the rights of Lessor shall be as follows:

A.

Lessor shall have the right to cancel and terminate this Lease, as well as all of the right, title, and interest of Lessee hereunder, by giving to Lessee not less than ten (10) days notice of the cancellation and termination. On expiration of the time fixed in the notice, this Lease and the right,

LEASE – Instructure, Inc.

OLD MILL BUILDING IV, LLC

title and interest of Lessee shall terminate in the same manner and with the same force and effect, except as to Lessee’s liability, as of the date fixed in the notice of cancellation and termination were the end of the term herein originally determined.

B.	Lessor may elect, but shall not be obligated, to make any payment required by Lessee herein or comply with any agreement, term, or condition required hereby to be performed by Lessee, and Lessor shall have the right to enter the Premises for the purpose of correcting or remedying such default and to remain until the default has been corrected, or remedied, but any expenditure for the correction by Lessor shall not be deemed to waive or release Lessee’s default or Lessor’s right to take any action as may be otherwise permissible hereunder or under the law in the case of any default.

C.	Lessor may re-enter the Premises immediately and remove the property and personnel of Lessee, and store the property in a public warehouse or at a place selected by Lessor, at the expense of lessee. After re-entry, Lessor may terminate this Lease on giving ten (10) days written notice of termination to Lessee. Without such notice, re-entry will not terminate this Lease. On termination, Lessor may recover from Lessee all damages resulting from the breach, including the cost of recovering the Premises and the worth of the balance of this Lease over the reasonable rental value of the Premises for the remainder of the Lease term, which such sum shall be immediately due Lessor from Lessee.

After re-entry, Lessor may relet the Premises or any part thereof for any term without terminating this Lease, at the rent and on the terms as Lessor may choose. Lessor may make alterations and repairs to the Premises. The duties and liabilities of the parties if the Premises are relet as provided herein shall be as follows:

1.	In addition to Lessee’s liability to Lessor for breach of the Lease, Lessee shall be liable for all expenses of the reletting, for the alterations and repairs made, and for the difference, between the rent received by Lessor under the new lease agreement and the rent installments that are due for the same period under this Lease;

2.	Lessor shall have the right to apply the rent received from reletting the Premises (i) to reduce Lessee’s indebtedness to Lessor under this Lease, not including indebtedness for rent; (ii) to expenses of the reletting and alterations and repairs made; (iii) to rent due under this Lease; or (iv) to payment of future rent under this Lease as it becomes due.

If the new lessee does not pay a rent installment promptly to Lessor, and the rent installment has been credited in advance of payment to the indebtedness of Lessor as provided herein, and during any rent installment period, are less than the rent payable for the corresponding installment period under this Lease, Lessee shall pay Lessor the deficiency, separately for each rent installment deficiency period and before the end of that period. Lessor may at any time after a reletting terminate the Lease for the breach on which Lessor had based the re-entry and subsequently relet the Premises.

D.	After re-entry, Lessor may procure the appointment of a receiver to take possession and collect rents and profits of Lessee, and, if necessary, to collect the rents and profits, the receiver may take possession of the personal property used in the business of Lessee, including inventory, trade fixtures and furnishing, and use them without compensating Lessee. Proceedings for appointment of a receiver by Lessor shall not terminate and forfeit this Lease unless the Lessor has given written notice of termination to Lessee as provided herein.

E.	In addition to the remedies provided in this Section 11.2, the Lessor shall have all remedies now or hereafter provided by law for the enforcement of the provisions of this Lease and the Lessor’s rights hereunder:

Section 11.3 Abandonment. Lessee shall not vacate or abandon the Premises at any time during the term hereof, and if Lessee shall abandon, vacate or surrender the Premises, or be dispossessed by process of law, or otherwise, any personal property belonging to Lessee and left on the Premises shall be deemed to be abandoned, at the option of Lessor, except such property as may be mortgaged to Lessor. However, Lessee reserves the right to vacate the premises at any time and continue to pay monthly rental obligation.

Section 11.4 Lessor Default. Any breach by Lessor of any term, agreement, covenant or obligation of Lessor pursuant to this Lease and such breach is not remedied within thirty (30) days after Lessor’s receipt of written notice from Lessee specifying the breach, or if such breach cannot, with due diligence, be cured within thirty (30) days, Lessor does not commence curing within thirty (30) days: and with reasonable diligence completely cure the breach within a reasonable period of time after Lessor’s receipt of the written notice. In the event of a Lessor default, Lessee may exercise any or all remedies at law or in equity, statutory or otherwise

LEASE – Instructure, Inc.

OLD MILL BUILDING IV, LLC

ARTICLE XII

Section 12.1 Subordination, Attornment and Non-Disturbance.

A.	Subject to Lessee’s receipt of a Non-Disturbance Agreement, this Lease, at Lessor’s option, shall be subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation for security now or hereafter placed upon the property and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. If Lessor or any mortgagee, trustee, or ground lessor shall elect to have this Lease prior to the lien of a mortgage, deed of trust or ground lease, and shall give written notice thereof to Lessee, this Lease shall be deemed prior to any such mortgage, deed of trust or ground lease or the date of recording thereof, subject to Lessee’s receipt of the Non-Disturbance Agreement. “Non-Disturbance Agreement” shall mean an agreement which provides that Lessee, upon Lessee paying the rent and other charges and performing all of the covenants and provisions aforesaid on Lessee’s part to be observed and performed, shall and may peaceably and quietly have, hold and enjoy the Premises in accordance with this Lease, notwithstanding any foreclosure or other action taken by such party against Lessor or Lessor’s interest in the Property. Lessor shall, within ninety (90) days following the execution of this Lease, cause all lender’s secured by a deed of trust on the Property to execute and deliver to Lessee a subordination, attornment and non-disturbance agreement, which must contain a Non-Disturbance Agreement.

B.	Lessee agrees to execute any documents required to effectuate such subordination or to make this Lease prior to the lien of any mortgage, deed of trust or ground lease, as the case may be (including, without limitation, a subordination, non-disturbance and attornment agreement in the standard form used by Lessor’s lender) within fifteen (15) days of Lessee’s receipt of Lessor’s written request. If Lessee shall fail to execute such documents within such 15-day period, Lessor shall be entitled to execute such documents on Lessee’s behalf as Lessee’s attorney-in-fact. Lessor shall cause it’s lender(s) to issue to Lessee a subordination, non-disturbance and attornment agreement (which must contain a Non-Disturbance Agreement) within two (2) business days following the execution of this Lease.

Section 12.2 Mortgagee Protection.

A.	If, in connection with obtaining financing for the Building or any portion thereof, Lessor’s lender shall request reasonable modifications to this Lease as a condition to such financing, Lessee shall not unreasonably withhold, delay or defer its consent to such modifications, provided such modifications do not materially adversely affect Lessee’s rights or increase Lessee’s obligations under this Lease.

B.	Lessee agrees to give to any trust deed or mortgage holder (“Holder”) by prepaid certified mail, return receipt requested, at the same time as it is given to Lessor, a copy of any notice of default given to Lessor, provided that Lessee has been notified, in writing, (by way of notice of assignment of rents and leases, or otherwise) of the address of such Holder. Lessee further agrees that if Lessor shall have failed to cure such default within the time period provided for in this Lease, then the Holder shall have an additional thirty (30) days after expiration of such period, or after receipt of such notice from Lessee (if such notice to the Holder is required by this section), whichever is last to occur, within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary to cure such default (including but not limited to commencement of foreclosure proceedings, if necessary, to effect such cure), in which event this Lease shall not be terminated.

ARTICLE XIII

Section 13.1 Indemnification.

A. Lessee will, subject to the provisions of Section 17.2, indemnify and save harmless Lessor, and its officers, agents, employees and servants, from and against any and all claims, actions, liability and expense in connection with loss of life, bodily injury and/or damage to property arising from or out of any occurrence in, upon or at the Premises, Building or Property as a result of the occupancy or use by Lessee, its agents, employees, servants, subtenants, licensees or concessionaires of the Premises, Building or Property or any part thereof, except to the extent caused by the willful or grossly negligent act or omission of Lessor, its agents, employees, or servants. If any action or proceeding is brought against the parties indemnified under this paragraph by reason of any of the aforementioned causes, Lessee, upon receiving notice thereof from Lessor, agrees to defend such action or proceeding by adequate counsel at its own expense.

B. Lessor will, subject to the provisions of Section 17.2, indemnify and save harmless Lessee, its officers, agents, employees and servants, from and against any and all claims, actions, suits, judgments, decrees, orders, liability and expense in connection with loss of life, bodily injury and/or damage to property arising from or out of any occurrence (i) in, at or upon the Premises, Building or Property to the extent caused by any willful or grossly negligent act or omission of Lessor, its agents, employees, or servants; and/or (ii) in or upon any of the common area of the Building or Property or any part thereof, unless the same be caused wholly or in part by the willful or grossly negligent act or omission of Lessee, its agents, employees, servants, subtenants, licensees or concessionaires. If any action or proceeding is brought against Lessee, its agents or servants, by reason of any of the aforementioned causes, Lessor, upon receiving notice thereof from Lessee, agrees to defend such action or proceeding by adequate counsel at its own expense.

LEASE – Instructure, Inc.

OLD MILL BUILDING IV, LLC

Section 13.2 Payment for Services and Materials. Lessee agrees to pay all sums of money in respect of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Lessee in or about the Premises which may be secured by any mechanic’s, materialman’s or other lien against the Premises or the Lessee’s interest therein and will cause each such lien to be discharged, if filed, provided that Lessee may contest such lien upon delivery to Lessor of cash or marketable securities having a face amount not less than one and one-half (1 1/2) times the face amount of any such lien. If such lien is reduced to final judgment, then and in such event Lessee shall forthwith pay and discharge said judgment.

Section 13.3 Assumption of Risk. The Lessee assumes all risk of damage of Lessee’s property within the Premises which may be caused by water leakage, fire, windstorm, explosion, falling plaster or other cause, or by the act or omission of any other Lessee in the Building, unless caused by Lessor’s negligence.

ARTICLE XIV

Section 14.1 Notices. Any notice given to Lessor shall be in writing and forwarded to the Lessor at Lessor’s office by registered or certified mail. Any notices given to the Lessee shall be in writing and forwarded to the Lessee at the Premises by registered or certified mail. Either Party may designate another place for service or notices by written direction served on the other party by registered or certified mail. Any such notice shall be deemed to have been received four (4) days after its mailing.

ARTICLE XV

Section 15.1 Relocation of Premises. Lessor shall not be entitled to relocate Lessee or the Premises or any part thereof.

ARTICLE XVI

Section 16.1 Surrender at End of Term. Upon the expiration of the term hereof or sooner termination of this Lease, Lessee agrees to surrender and yield possession of the Premises to the Lessor peacefully and in good order and condition, subject only to ordinary wear and reasonable use thereof, and subject to such damage, destruction or condition as Lessee is not required to restore or remedy under other terms and provisions of this Lease. Lessee shall promptly surrender all keys for the Premises to Lessor at the place then fixed for payment of rent and shall inform Lessor of combinations on any locks and safes on the Premises. Any property left in the Premises after the expiration or termination of this Lease shall be deemed to have been abandoned by Lessee and the property of Lessor to dispose of as Lessor deems expedient. Lessee agrees that, if Lessee does not surrender to Lessor, at the expiration of the term of this Lease or upon any termination thereof, then Lessee will pay to Lessor all actual out-of-pocket damages that Lessor may suffer on account of Lessee’s failure to surrender possession to Lessor, and will indemnify and save Lessor harmless from and against all claims made by any succeeding lessee of the Premises against Lessor on account of such delay.

Section 16.2 Surrender of Premises. The voluntary or other surrender of this Lease by Lessee or a mutual cancellation thereof shall not work a merger, and, at the option of Lessor, shall terminate all or any existing subleases or subtenancies, or at the option of Lessor, may operate as an assignment to Lessor of any or all such subleases or subtenancies.

Section 16.3 Holding Over. In the event Lessee, with Lessor’s consent, remains in possession of the Premises after the Termination Date and without the execution of a new lease, such tenancy shall be deemed to be from month to month, subject to all the conditions, provisions and obligations of this Lease, at a rental equal to one hundred twenty-five percent (125%) of the fast rental paid under this Lease, together with annual increases that arise thereafter as more particularly set forth in ARTICLE IV of this Lease.

Section 16.4 Quiet Enjoyment. The Lessor covenants and agrees with Lessee that upon Lessee paying said rent and other charges and performing all of the covenants and provisions aforesaid on Lessee’s part to be observed and performed, the Lessee shall and may peaceably and quietly have, hold and enjoy the Premises in accordance with this Lease.

Section 16.5 Light and Air. Lessee covenants and agrees that no diminution of light, air or view by any structure which may hereafter be erected (whether or not by Lessor) shall entitle Lessee to any reduction of rent hereunder, result in any liability of Lessor to Lessee, or in any other way affect this Lease.

ARTICLE XVII

Section 17.1 Lessee’s Insurance. Lessee agrees to keep in force during the term hereof, at Lessee’s expense, public liability insurance with limits in the amount of $1,000,000 for injuries to or death of persons occurring on or about the Premises and property damage insurance with limits of $500,000. The limit of any such insurance shall not however, limit the liability of Lessee hereunder. Said policy shall name Lessor as an additional insured, and shall insure Lessor against liability as respects acts or omissions of Lessee; shall be issued by an insurance company licensed to do business in the State of

LEASE – Instructure, Inc.

OLD MILL BUILDING IV, LLC

Utah; and shall provide that said insurance shall not be canceled unless ten (10) days prior written notice to Lessor is first given. Insurance required hereunder shall be in companies holding a “General Policyholders Rating” of at least B plus, or such other rating as may be required by a lender having a lien on the Premises, as set forth in the most current issue of “Best’s insurance Guide”.

Said policy or a certificate thereof shall be delivered to Lessor by Lessee upon commencement of the term and upon such renewal of such insurance.

Section 17.2 Subrogation and Waiver. As long as their respective insurers so permit, Lessor and Lessee hereby mutually waive their respective rights of recovery against each other for any loss insured by fire, extended coverage and other property insurance policies existing for the benefit of the respective parties. Each party shall obtain any special endorsements, if required by their insurer to evidence compliance with the aforementioned waiver. To the extent permitted by law, and without affecting the coverage provided by insurance required to be maintained hereunder, Lessor and Lessee each waive any right to recover against the other for (a) damages for injury to or death of persons, (b) damages to property, (c) damages to the Premises or any part thereof or (d) claims arising by reason of the foregoing, to the extent such damages and claims are insured against or required to be insured against by Lessor or Lessee under this Lease. This provision is intended to waive, fully and for the benefit of each party, any rights and/or claims which might give rise to a right of subrogation by any insurance carrier. The coverage obtained by each party pursuant to this Lease shall include, without limitation, a waiver of subrogation by the carrier which conforms to the provisions of this section.

Section 17.3 Lessor’s Insurance. Lessor shall maintain throughout the Term (a) property loss insurance for the Property (for at least the replacement value), and (b) commercial general public liability insurance (collectively, “Lessor’s Policies”). The amount of the premiums for Lessor’s Policies shall be included as a Basic Cost.

ARTICLE XVIII

Section 18.1 Obedience to Laws. Lessee shall, at Lessee’s sole cost and expense, promptly comply with all statutes, ordinances, rules, orders, regulations and/or requirements of all county, municipal, state, federal, and other applicable governmental authorities now in force, or which may hereinafter be in force, pertaining to the Premises. Lessee shall not use or permit anything to be done in or about the Premises which will in any way conflict with any statutes, ordinances, rules, orders, regulations and/or requirements of all county, municipal, state, federal, and other applicable governmental authorities now in force, or which may hereinafter be in force. Notwithstanding the foregoing, Lessor at Lessor’s sole cost and expense shall correct any non-compliance of the Building with any statutes, ordinances, rules, orders, regulations and/or requirements of all county, municipal, state, federal, and other applicable governmental authorities now in force to the extent existing as of the date of this Lease.

Section 18.2 Governing Law. This Lease shall be construed and governed by the laws of the State of Utah. Should any provision of this Lease be illegal or not enforceable under such laws, it or they shall be considered severable and this Lease and its conditions shall remain in force and be binding upon the parties as though the said provisions had never been included.

Section 18.3 Waiver of Liability. Lessor shall not be liable to Lessee, or those claiming through or under Lessee, for injury, death or property damage occurring in, on or about the Building and appurtenances thereto unless caused by the gross negligence or willful misconduct of Lessor or any employee of Lessor acting within the scope of his or her employment. Lessee shall indemnify Lessor and hold it harmless from any claim arising out of any injury, death or property damage occurring in, on or about the Premises to Lessee or any employee, customer or invitee of Lessee caused by the gross negligence or willful misconduct of Lessee or any employee, customer or invitee of Lessee.

Section 18.4 Time. Time is of the essence of this Lease and each and all of its provisions.

Section 18.5 Attorneys’ Fees. If either Lessor or Lessee shall obtain legal counsel or bring an action against the other by reason of the breach of any covenant, warranty or condition hereof, or otherwise arising out of this Lease the unsuccessful party shall pay to the prevailing party reasonable attorneys’ fees, which shall be payable whether or not any action is prosecuted to judgment. The term “prevailing party” shall include, without limitation, a party who obtains legal counsel or brings an action against the other by reason of the other’s breach or default and obtains substantially the relief sought, whether by compromise, settlement or judgment.

Section 18.6 Waiver. Failure of Lessor to insist, in any one or more instances, upon strict performance of any term, covenant, or condition of this Lease, or to exercise any option herein contained, shall not be construed as a waiver or relinquishment for the future of such term, covenant, condition or option, but the same shall continue and remain in full force and effect. The receipt by Lessor of rents with knowledge of a breach in any of the terms, covenants or conditions of this Lease to be kept or performed by Lessee shall not be deemed a waiver of such breach; and Lessor shall not be deemed to have waived any provisions of this Lease unless expressed in writing and signed by Lessor. The rights and remedies created by this Lease are cumulative, and the use of one remedy shall not be taken to exclude or waive the right to the use of another.

Section 18.7 Severability. If any provision of this Lease or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

LEASE – Instructure, Inc.

OLD MILL BUILDING IV, LLC

Section 18.8 Addenda and Exhibits. The Addenda and Exhibits attached to this Lease are hereby incorporated by reference. To the extent any terms, conditions or provisions set forth in the Addenda or Exhibits conflict with any terms, conditions or provisions set forth in the body of this Lease, then the terms, conditions and provisions set forth in the Addenda and Exhibits shall be controlling.

Section 18.9 Entire Agreement. This Lease constitutes the entire agreement between Lessor and Lessee; and no representations, express or implied, either written or oral, not herein set forth shall be binding upon and inure to the benefit of Lessor or Lessee. This Lease shall not be modified by any oral agreement, either express or implied, and all modifications shall be in writing and signed by both Lessor and Lessee. No surrender of the Premises, or of the remainder of the term of this Lease shall be valid unless accepted by Lessor in writing.

Section 18.10 Heirs and Assigns. This Lease and all provisions, covenants and conditions thereof shall be binding upon and inure to the benefit to the heirs, legal representatives, successors and assigns of the parties hereto, except that no person, firm, corporation or court officer holding under or through Lessee in violation of any of the terms, provisions or conditions of this Lease shall have any right, interest or equity in or to this Lease, the terms of this Lease or the Premises covered by this Lease.

Section 18.11 Sale by Lessor. Subject to such transferee’s assumption in writing of all of Lessor’s obligations under this Lease, in the event of a sale or conveyance by Lessor of the Building, the same shall operate to release Lessor from any future liability upon any of the covenants or conditions, express or implied, herein contained in favor of Lessee, and in such event Lessee agrees to look solely to the responsibility of the successor in interest of Lessor in and to this Lease. If any security be given by Lessee to secure the faithful performance of all or any of the covenants of this Lease on the part of Lessee, Lessor may transfer and/or deliver the security, as such, to the successor in interest of Lessor, and thereupon Lessor shall be discharged from any further liability in reference thereto. Except as set forth in this Section 18.11 this Lease shall not be affected by any such sale or conveyance.

Section 18.12 Estoppel Certificates. At any time and from time to time, Lessee shall, within thirty (30) days of Lessee’s receipt of written notice from Lessor, execute, acknowledge and deliver to Lessor a statement certifying the date of commencement of this Lease, stating without limitation that (a) this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and the date and nature of such modifications); (b) the dates to which the rent has been paid; (c) Lessee has no claims against Lessor (or a statement of the claims Lessee may have against Lessor), (d) neither Lessor nor Lessee is in default under this Lease (or a statement describing such default); and (e) setting forth such other matters as may reasonably be requested by Lessor. Lessor and Lessee intend that by such statement delivered pursuant to this Section 18.12 may be relied upon any mortgagee or the beneficiary of any Deed of Trust or by any purchaser as prospective purchaser of the Building.

Section 18.13 Defined Terms: Headings. The words “Lessor” and “Lessee” as used herein shall include the plural as well as the singular. Words used in masculine gender include the feminine and neuter. If there be more than one Lessee, the obligation hereunder imposed upon Lessee shall be joint and several. The headings to the paragraphs of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

Section 18.14 Execution and Counterparts. This Lease may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts when taken together shall constitute one and the same instrument. Facsimile or email transmission of a signed copy of this Lease and the retransmission of a signed copy shall be the same as delivery of an original.

[SIGNATURE PAGES FOLLOW]

LEASE – Instructure, Inc.

OLD MILL BUILDING IV, LLC

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

Lessor:

OLD MILL BUILDING IV, LLC, a
Utah limited liability company

By	/s/ Richard N. Beckstrand

Print Name

Title

LEASE – Instructure, Inc.

OLD MILL BUILDING IV, LLC

Lessee:

INSTRUCTURE, INC., a
Delaware corporation

By	/s/ Steven B. Kaminsky

Print Name	Steven B. Kaminsky

Title	CFO

LEASE – Instructure, Inc.

OLD MILL BUILDING IV, LLC

ADDENDUM “A”

Old Mill IV

BASE RENT:

				Monthly
Date	Floor	USF	RSF	Base Rent
Mar 1, 2013	7,6	42,400	50,031	$104,231.25
Aug 1, 2013	7,6,5	74,486	87,892	$183,108.33
Feb 1, 2014	7,6,5,4	l06,572	125,753	$261,985.41
Mar 1, 2014	7,6,5,4	106,572	125,753	$269,844.98
Mar 1, 2015	7,6,5,4	106,572	125,753	$277,940.33
Mar 1, 2016	7,6,5,4	106,572	125,753	$286,278.54
Mar 1, 2017	7,6,5,4	106,572	125,753	$294,866.90
Mar 1, 2018	7,6,5;4	106,572	125,753	$303,712.91
Mar 1, 2019	7,6,5,4	106,572	125,753	$312,824.30
Mar 1, 2020	7,6,5,4	106,572	125,753	$322,209.03
Mar 1, 2021	7,6,5,4	106,572	125,753	$331,875.30
Mar 1, 2022	7,6,5,4	106,572	125,753	$341,831.56
Mar 1, 2023	7,6,5,4	106,572	125,753	$352,086.51
Mar 1, 2024	7,6,5;4	106,572	125,753	$362,649.11

ADDITIONAL RENT:

Lessor estimates the Basic Costs for the Building will be $7.00 per square foot of rentable space per year. Additional Rent shall be payable as set forth in the Lease.

LESSEE IMPROVEMENTS:

Lessor will turnkey the space using building standard materials and finishes and in accordance to a mutually acceptable space plan. Lessee and Lessor acknowledge that both parties will work together to prepare space planning and construction drawings. In addition to the signing credit (“SC”) referenced below in this Addendum “A”, Lessor shall provide a Lessee improvement allowance in the amount of $3,676,734.00 for the construction of Lessee’s improvements to the Premises (“Lessee’s Improvement Allowance”). Additional costs above this amount, if any, will be borne by Lessee. Subject to Lessor’s reasonable approval of such architects and contractors (which reasonable approval or disapproval shall be provided within two (2) business days) Lessee shall have the right to select the architect and contractor(s) of its choosing for work performed on the Premises.

The following items are part of the Building Standard for tenant space buildout and will be charged to Lessee as part of the Lessee Improvements costs:

3. A construction supervision fee of two percent (2%) of the gross lessee buildout cost (including all construction, permitting, engineering and architectural costs directly related to the buildout of the Premises).

4. The cost of the existing four-foot wide soffits and column covers around the windows on curved portions of each floor and the cost of the finned tube cap around the perimeter of the building on each floor. The cost of these items in the Premises totals $227,280 for the entire Premises.

5. Electrical panel engineering (which will allow Lessee to build out its space without further electrical engineering cost) at a cost of $1,465 for the entire Premises.

COMMON AREA HALLWAYS ON FLOORS 4, 5 AND 7

Floors 4, 5 and 7 currently contain plans for common area corridors. Lessee intends to occupy the entire area of each of these floors and may choose to eliminate these corridors to more efficiently plan its space. In the event that Lessee elects to plan its space without these corridors, Lessor will provide Lessee with an additional credit of $34,552 per floor to be used for lessee improvements to the Premises. If, during the term of this Lease, Lessee desires to sublet space to multiple tenants on the 4th, 5th, or 7th floors, Lessee may be required to construct a common area corridor with the same finishes specified for the corridors on those floors in addition to obtaining any other approvals by Lessor for such subleases.

SIGNING CREDIT:

In addition to Lessee’s Improvement Allowance, Lessor shall provide Lessee with a Signing Credit in an amount equal to $4,000,000 (the “SC”), which may be used by Lessee immediately or at any other point during the Term of this Lease for Base Rental or tenant improvements. The SC may be applied towards Base Rental abatement, or for any Lessee improvement costs.

REPAYMENT OF LESSEE’S IMPROVEMENT COSTS AND SIGNING CREDIT:

Lessor and Lessee acknowledge and agree that the Lessee’s Improvement Allowance ($3,676,734.00) and the SC ($4,000,000.00) noted in this Addendum “A” (the total amount of the Lessee’s Improvement allowance and the SC,

LEASE – Instructure, Inc.

OLD MILL BUILDING IV, LLC

namely, $7,676,734.00, is hereafter referred to in this paragraph as the “Lessee Credit”), are material inducements for Lessee to enter into this Lease and Lessee’s entering into this Lease is a condition precedent to Lessor’s willingness to provide the Lessee Credit. Accordingly, with respect to the Lessee Credit, Lessor and Lessee agree that if: (a) Lessee files a petition in bankruptcy or insolvency or for reorganization under any bankruptcy act or makes an assignment for the benefit of creditors; (b) involuntary proceedings are instituted against Lessee under any bankruptcy act; or (c) Lessee assigns this Lease for the benefit of creditors, then, upon the date of the first occurrence of any such event (the “Default Date”), Lessor shall be entitled to the Amortized Share of the Lessee Credit. The term “Amortized Share of the Lessee Credit” shall mean an amount equal to $1,752.67 per day, multiplied by the number of days in the time period commencing on the Default Date and ending on February 28, 2025 (the expiration date of the lease term). Therefore, by way of illustration only, if the Default Date occurs on March 1, 2024, the Amortized Share of the Lessee Credit due and owing to Lessor would be $639,724.55 ($1,752.67 x 365 days).

4th FLOOR ENTRANCE:

Lessor shall have the option, at Lessor’s sole cost and expense, using standard building materials, to have Lessor build a private entrance for Instructure into the fourth floor of the building from the top floor of the parking structure no later than one hundred and eighty (180) days following Lessor’s receipt of Lessee’s request. If Lessee requests a build out and use of the patio near the 4th floor parking structure entrance, which shall be constructed at Lessor’s sole cost and expense, or if Lessee would like the use of the patio located on the 4th floor facing the freeway, Lessee agrees to pay additional costs of $8.00 per square foot of patio space per year for its use of those patios. This build out shall be completed within one hundred and eighty (180) days from Lessor’s receipt of Lessee’s request.

SIGNAGE:

Lessee Shall have the option, at Lessor’s expense, to have its name installed on the Property monument sign, the Building lobby directory and the main entrance to the Premises. All signs shall conform to the building standard.

Notwithstanding anything mentioned above, Lessee shall also have the option, for a period of six (6) months following the Effective Date, to install a prominent crown sign on the top stucco band located on the Northwest side of the building (facing the I-215) and a second sign located on the Southeast side of the building (facing the parking structure), that are approximately 4 feet tall and 26 feet long. The size and location of the signs shall be subject to reasonable approval by Lessor and appropriate governing authorities. Lessee shall be responsible for all expenses in connection with such signs, including permits, fabrication and installation. Lessee shall submit to Lessor all plans prior to commencing any work. Lessee shall be solely responsible for maintenance of the signs. Upon termination of the Lease, Lessor shall remove the signs and restore the exterior of the Building and invoice Lessee for the cost of such removal and restoration. Lessee shall pay for removal of the signs and restoration of the exterior of the Building within thirty (30) days after receiving the invoice from Lessor.

ADDITIONAL PARKING:

Lessee will have the option of leasing up to 150 additional stalls at a cost of $25 per stall per month in the Old Mill Corporate Center Parking Terrace after the completion of the ramp to the 4th level, which shall be completed no later than October 1, 2013. The addition of the 4th floor ramp is a material term of this lease.

FUTURE EXPANSION OPTIONS FOR FLOORS 1, 2 & 3:

Lessee will have an option to assume MasterControl’s leases on the 3rd floor and 1st and 2nd floors by providing Lessor with written notice 180 days in advance of the date that the lease can be assumed, and pay MasterControl a Relocation Fee (see schedule below). The 3rd floor lease assumable on January 1, 2015 (“Lease 1”). The 1st & 2nd floor lease assumable on January 1, 2016 (“Lease 2”). Floor Detail:

180 day Notice Date	Assumable Date	Lease	Floor	USF	RSF
Jul 1, 2014	Jan 1, 2015	1	3	23,265	27,453
Jul 1, 2015	Jan 1, 2016	2	1 & 2	45,760	53,997

				69,025	81,450

The Furnishings: If Lessee exercises its option to assume the MasterControl leases, the purchase of the furniture, work stations, audio video equipment, and training room equipment within the MasterControl premises will be discounted down to 30% of its original cost (the “Furnishings”).

Relocation Fee (with the Furnishings): If Lessee purchases the Furnishings; Lessee will pay an additional relocation fee of $2.00 per rentable square foot of the MasterControl space being assumed.

-OR-

Relocation Cost (without the Furnishings): If Lessee does not purchase the Furnishings, Lessee will pay an additional relocation fee of $3.00 per rentable square foot of the MasterControl space being assumed.

6TH FLOOR LEASED SPACE:

With respect to that portion of the 6th Floor that is not currently included in the Premises, Lessee shall have a right of first refusal to lease such space.

LEED CERTIFICATION OF THE BUILDING:

Lessor shall promptly take reasonable efforts to ensure that the Building will be a Leadership in Energy and Environmental Design (LEED) certified building.

LEASE – Instructure, Inc.

OLD MILL BUILDING IV, LLC

BUILDING GENERATOR AND TELECOM:

Lessor represents that the electrical supply in the Building is completely backed-up by a building generator. Additionally, Lessor represents that the Property is also situated on a fiber optic hub and XO Communications, Verizon, Century Link/Qwest, Comcast and Integra are all currently planning to provide telecom services within the Building. Viawest, a major collocation provider, is also located on site.

ADA COMPLIANCE:

Lessor shall at Lessor’s sole cost and expense ensure that Building, including all common areas such as hallways, elevators, restrooms, sidewalks and parking lots complies with the Americans with Disabilities Act of 1990 and the regulations promulgated thereunder.

LEASE – Instructure, Inc.

OLD MILL BUILDING IV, LLC

ADDENDUM B

[THIS SECTION SUBJECT TO FURTHER REVIEW BY LESSEE]

Old Mill IV

BASE BUILDING IMPROVEMENTS

BUILDING CORE, SHELL IMPROVEMENTS AND DESIGN CRITERIA

“CORE SHELL” SCENARIO

1.	Steel brace frame structural system with a composite concrete floor for maximum strength and space planning flexibility. Lessee live loading capacity will be 100 lbs. per sq.ft./2,000 lb. point load.

2.	Finished Ceiling Height: 1st Floor – 8’; 2nd Floor – 15’; 3rd Floor – 12’; 4th, 5th & 6th Floors – 10’; 7th Floor – 12’.

3.	Four elevators to all floors occupied for office use.

4.	Two stairwells to all floors occupied for office use.

5.	Heating, Ventilation and Air Conditioning (HVAC)

a.	Ventilation and cooling will be provided by a Variable Air Volume (VAV) system served by a roof mounted Air Handler.

Medium pressure supply loop is constructed on each floor.

b.	Air Conditioning capacity will be based on the following load assumptions:

•	Occupancy load average of one person per 150 sq.ft. of usable office space

•	Lighting load average of one high efficiency lighting fixture per 83 sq.ft. of usable office space (.08 W/ft2).\

•	Office equipment load average of one personal computer (CPU and monitor) per 150 sq.ft. of usable office space (1.0 W/ft2).

c.	Perimeter base heating

d.	Completion of the VAV system downstream from the medium pressure loop, including ductwork, dampers, VAV terminal boxes, electrical wiring, grills, diffusers, temperature controls, testing and balancing, and stand-alone air conditioning for server rooms, will be considered part of Tenant Improvements and constructed using the TI allowance.

6.	Fire Protection System. A fire riser will be constructed to meet applicable national and local building code requirements. The fire protection water supply will enter the building underground and rise vertically through the south stairwell to provide fire protection to the core of the building. Piping will be stubbed into the lease area on each floor for future Tenant improvement. Installation of sprinkler heads in the tenant areas will be considered a Tenant Improvement, and constructed using the TI allowance.

7.	Electrical Systems. Electrical service will be installed to meet applicable national and local building codes.

a. Power to Panel. Electrical Service will be provided from the electrical utilities service entry point to the switchboard and panels in the equipment room located on each floor.

b. Fire alarm system will be provided to meet applicable building codes in the core areas of the building. Horns, strobes, pull stations and cabinets in the lease areas will be considered Lessee improvements and constructed using Tenant Allowance.

c. Emergency Power Generator. A standby electrical generator sized to meet life safety loads will be provided. Ongoing monthly service fees for Lessee’s standby power requirements may apply.

e.	Telephone and data communication cabling and equipment will be provided by Lessee.

Building Core and Shell Standard Finishes

Core and shell to be constructed in accordance with applicable national and local building and life safety code requirements, including stairwells, elevators, restrooms, equipment rooms, mechanical systems, fire protection systems and electrical systems on each floor, finished per the following building standards:

•	Exterior finishes: combination of EFIS, reflective glass, aluminum and partial granite at entries.

•	Exterior common areas of hardscape and landscape completed per approved site plan, including lighted walkways to building entrances, and lighted parking areas.

Interior common areas:

•	2nd & 3rd Level entrances and elevator lobbies: floor to be stone tile; walls to be a combination of glass, stone and wood paneling. Lighting to be a combination of indirect recessed fluorescent and surface mounted fixtures.

•	4th, 5th, 6th and 7th Level lobbies: tile, painted sheetrock walls, lighting to be a combination of indirect recessed fluorescent and surface mounted fixtures.

•	Restrooms: Floor will be stone tile; walls will be tile and painted sheetrock; ceiling will be painted sheetrock. Recessed and surface mounted lighting to meet building standard. Countertops will be stone.

•	Equipment rooms: painted drywall, concrete floors, no ceiling, fluorescent strip lighting hung from deck above.

•	Stairwells: concrete and steel stairs and landings with painted walls and painted steel handrails.

•	Elevators: combination of wood and composite veneers on walls, stone flooring, and standard ceiling with recessed lighting, metal trim and accessories.

•	Life safety exit and egress lighting With alarms and horns as required by law.

LEASE – Instructure, Inc.

OLD MILL BUILDING IV, LLC

ADDENDUM C

[SUBJECT TO FURTHER REVIEW BY LESSEE]

Old Mill IV

TENANT IMPROVEMENTS

All improvements within the Premises, including but not limited to interior partitions, sheetrock on perimeter walls, sheetrock column wraps, doors, hardware, interior sidelights, ceilings, wall coverings, painting, floor coverings, cabinetry, millwork, HVAC duct extensions, loops and finish downstream of the air handler units, plumbing, electrical service from the panel, breakers, lighting contactors, life safety alarms/enunciators, energy management connections, phone/data/communication service from the first floor point of demarcation, wall finishes, lighting, electrical devices, building permits and construction management fees will be deducted from the TI allowance.

BUILDING STANDARDS AND SPECIFICATIONS

Space Planning Assumption

•	60% open floor plan

•	40% individual rooms and offices

Doors

•	3’x7’x1-3/4” solid core premium grade wood veneer

•	Plain slice cherry wood veneer with dark walnut stain finish to match building standard sample

•	Matching hardwood edges

•	Door frames 16 gauge welded hollow metal with enamel paint finish to match architect sample

Hardware

•	Lockset: Corbin Russwin CL3500 Series NZD 626

•	Ceco Hardware

•	Hinges: Hager or equivalent

Paint and Flooring

•	Carpet - Minimum weight: 20. oz.

•	Matching rubber base

•	Vinyl Composite Tile (“VCT”) for use in break rooms or workrooms

•	VCT: Manufacturers: Armstrong or approved equal

•	Flooring Select from color palette approved by Lessor

•	Paint: One coat primer, two coats satin finish

Ceilings in Lessee Lease Areas

•	2’x2’ white acoustical tile CertainTeed Sand Micro or equivalent

•	White metal grid

•	Concealed fire sprinkler heads

Window Coverings

•	Building Standard Mechoshade 5 Eurotwill 6000 series motorized roller shade or equivalent (3% openness)

Window Sills

•	Clear, anodized aluminum

Mechanical Specifications

•	VAV terminal units with DDC controls

•	2’x2’ ceiling supply air diffusers, painted steel (Nailor Industries or equivalent)

CEA recommendation 2’x2’ ADP radial blade diffusers in open office space

CEA recommendation 2’ linear diffusers in perimeter private offices

•	Perforated return air diffusers (Nailor, Price, Titus or Krueger are all acceptable)

•	After-hours lighting and HVAC controls provided by Utah Yamas.

Ducting

•	Medium pressure duct upstream of VAV box; galvanized steel oval and round, external insulation wrap

•	Rectangular Low Pressure downstream of VAV box; single wall-galvanized sheet metal with 1” acoustical liner; at least one elbow between VAV box or air device

•	Air Device Runnouts to Air Device; flexible polyethylene encapsulated steel wire helical duct with 1” fiberglass insulation and polyethylene vapor barrier (limit to 5’ lengths).

Electrical Specifications

•	Recessed fluorescent down light with one (1) 32W compact fluorescent lamp, LED light source, or equal.

•	Recessed fluorescent washer light with one (1) 42W compact fluorescent lamp, LED light source, or equal.

•	Emergency egress lights as required per code.

•	All lighting except for emergency egress and exit lighting will be controlled by the building energy management system with Tenant override switching. Any use of the lighting systems outside of the standard building hour schedule will incur an after-hours charge.

•	Direct/Indirect lighting fixtures are budgeted at the rate of one (1) 2-lamp 28W T-5 fixture per 75 square foot of usable office area. Lithonia RT-5 2X4 recessed light fixture or equivalent.

•	Decorative and recessed down light type lighting fixtures are considered an over-standard tenant improvement.

•	Lightingload is not to exceed .9W/square foot; 2W/square foot for outlets and computers.

•	Electrical Pulse Metering Tenant Spaces and Tenant Server Rooms: Tenant server rooms shall be metered for electrical usage.

•	Uninterruptible Power. System (UPS) back-up by Tenant: All lighting, HVAC and receptacle loads are backed up by a central stand-by generator set. In the event of a loss of utility power, the generator will start and transfer all electrical loads to the generator within ten (10) seconds or less. There is also a potential for a bump in power during a transition back to utility power from generator power. Critical computer loads that cannot lose power may need UPS power supplies; these are the responsibility of the Tenant,

LEASE – Instructure, Inc.

OLD MILL BUILDING IV, LLC

Power and communication raceways and outlets as follows:

•	Each 12’x14’ typical office is allotted two (2) 15-amp duplex outlets (6-8 per 20-amp circuit) and one (1) 3/4 conduit to 6” above ceiling and box at 15” A.F.F. from bottom of box for tenant telephone/data wiring with plate.

•	Open area power will allow for either one (1) 15-amp duplex outlet (6-8 per 20-amp circuit) per 50 square foot or a 3-circuit furniture feed for each group of 6-8 cubicles, or a 4-circuit feed for each group of 10-12 cubicles.

•	Lessor will provide a building fire alarm system meeting local and national building codes. Base system will be of sufficient capacity to allow installation of horns/strobes in all lease areas as required to comply with code.

Card Reader Access: If Lessee elects to install card reader access utilizing the Building’s card reader system, the required vendor to integrate the work into the Building system is M2 Systems.

LEASE – Instructure, Inc.

OLD MILL BUILDING IV, LLC

EXHIBIT A

Old Mill IV

7th Floor Plan

LEASE – Instructure, Inc.

OLD MILL BUILDING IV, LLC

EXHIBIT A

Old Mill IV

6th Floor Plan

LEASE – Instructure, Inc.

OLD MILL BUILDING IV, LLC

EXHIBIT A

Old Mill IV

5th Floor Plan

LEASE – Instructure, Inc.

OLD MILL BUILDING IV, LLC

EXHIBIT A

Old Mill IV

4th Floor Plan

LEASE – Instructure, Inc.

OLD MILL BUILDING IV, LLC

EXHIBIT B

Old Mill IV

Janitorial Services

D – daily W – weekly M – monthly Q – quarterly A - annually

1.	Tenant Areas

D Empty all waste receptacles and replace liners as needed

M Damp wipe all trash cans as needed

D Vacuum all high traffic areas

M Vacuum corner edges

W Wipe doors for hand prints

W Spot clean light switches

M Spot clean doors, push and kick plates and walls

M Dust and clean window ledges

A Wash interior windows

2.	Office break rooms

D Sanitize table tops

D Empty all waste receptacles and replace liners as needed

D Dust and damp mop tile floors with a disinfectant

W Dust and damp mop VCT floors with a disinfectant

M Spray buff all hard surfaces areas

W Clean and polish all bright metal work

4.	Building Common Area Restrooms

D Sweep and damp mop restroom floors with a germicidal solution

D Wash and disinfect all commodes, urinals, toilet seats, toilet hardware, urinal partitions, wash basins, counters and faucets

D Clean and polish all mirrors

D Refill soap and towel dispensers, toilet tissue holders and sanitary napkin machines, and wipe clean

D Empty all wastepaper and sanitary napkin containers, wipe clean exterior surfaces and replace liners and remove refuse to trash disposal area

W Wipe all door facings, doors, door knobs, light switches, receptacle covers and partitions as needed to remove dust, dirt, smudges, and fingerprints

D Clean and sanitize water foundations and coolers

5.	Building Common Areas

D Vacuum all carpeted areas, remove spots as needed

D Sweep, spot clean and damp mop all hard surface floors

D Dust and spot clean all glass entry doors

D Dust and wipe clean all lobby furniture and fixtures

D Sweep or vacuum all walk off mats

A Wash all outside windows at a minimum of two times per year

A Shampoo common area carpet annually

LEASE – Instructure, Inc.

OLD MILL BUILDING IV, LLC

EXHIBIT C

Old Mill IV

Building Rules

II.	RENT

A.	Rent is due on the first (1st) of the month

B.	Rent shall be paid to Beckstrand and Associates at P.O. Box 712320, Salt Lake City, UT 84171-2320.

C.	Checks returned due to insufficient funds will be assessed a $25 service fee.

III.	PROPERTY MANAGEMENT

A. Old Mill Corporate Center IV is owned by Old Mill Building IV LLC (“Lessor”).

B. Beckstrand & Associates is the Property Management Company (“Property Manager”). Should you have any maintenance questions or concerns please call (801) 944-7722 and give the information to whomever answers the phone, and the message will be relayed.

C. In the event of an emergency after hours, please call 801-365-2191. Please reserve calls regarding normal repairs or the Property Manager’s normal business hours M-F 8:00 am – 5:00 pm Mountain Standard Time.

IV.	SIGNS

A. Standard signs must be used on all office doors and entrances. The Property Manager will order signs and bill the Lessee for the purchase price.

B. All signs are the property of the Building and are not to be removed without the express approval of the Lessor.

V.	PARKING

A. In order to leave the most convenient space for Customer’s parking, Lessees and their employees are not to park directly in front of the Building, or in reserved visitor parking stalls.

B. Please refrain from parking in the spaces reserved for the handicapped. Unauthorized vehicles parked in these spaces will be towed away at the owner’s expense.

C. Vehicles should not be left in the parking lot overnight. Any vehicle left overnight without prior consent may be towed away at the owner’s expense.

D. Any vehicle parked on the premises for the purpose of selling that vehicle will be towed away at the owner’s expense.

E. The storage, repairs, or cleaning of vehicles will not be permitted on the premises.

F. All parking spaces located on the 4th floor shall be exclusive to Lessee, and signage shall be installed on the 4th floor that provides notice that all such parking spaces are for Lessee’s exclusive use.

VI.	SECURITY

A.	There is a “No Soliciting” sign posted on the Building. Please notify the Property Manager if there is any soliciting on the premises.

B.	The distribution or posting of handbills on the premises is expressly prohibited. We would appreciate being notified if handbills are distributed or posted.

C.	All Buildings are equipped with fire extinguishers. Please familiarize yourself with the location of them.

D.	When you leave at the end of the day please make sure that all windows are closed and that all doors are locked.

E.	Please make sure you turn off your coffee makers and misc. equipment each night to prevent fire. We strongly recommend that all coffee makers be equipped with an automatic shutoff.

VII.	TRASH DISPOSAL

A. Lessee may utilize available dumpsters for office trash can waste only. Packing skids, boxes, or garbage from the office or home is not to be placed in or around dumpsters, Lessor reserves the right to bill Lessee for extra trash pick-ups as a result. It is the sole responsibility of Lessee to dispose of excessive trash and packaging material somewhere else.

VIII.	SMOKING

A.	Due to the Utah Clean Air Act, smoking in the Building or within 25 feet of the Building is prohibited. Smoking is permitted only in the designated smoking area(s) for the Building.

IX.	MISCELLANEOUS

A.	Intentionally Omitted.

B.	Any burning of candles is prohibited.

X.	REKEYING

A. Lessee must obtain Lessor’s permission before rekeying any lock(s). Rekeying of locks shall be to the Building’s grand master system. Rekeying of locks will be at the expense of the Lessee. Lessor reserves the right to rekey the Premises and bill Lessee, if Lessee rekeys lock(s) without Lessor’s consent, or off of Building’s grand master system.

XI.	ANIMALS, REFUSE

A. Lessee shall not allow anything to be placed on the windows of the Premises or to be thrown out of any outside opening of the Building. Lessee shall not place or permit to be placed any obstruction of refuse in any public part of the Building.

B. No animal, except for those trained to assist the physically impaired, shall be brought into the office, halls, corridors, elevators or any other part of the Building by Lessee or the agents, employees or invitees of the Lessee.